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                                                                    EXHIBIT 3.10


                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                DEVON POWER LLC
                      A Delaware Limited Liability Company

         THIS LIMITED LIABILITY COMPANY AGREEMENT OF DEVON POWER LLC (this "Agreement"), dated as of July 30, 1999 (the "Effective Date"), is adopted, executed and agreed to, for good and valuable consideration, by the Members (as defined below).

                                    RECITALS

         1. NRG Connecticut Generating LLC, a Delaware limited liability company("NRG CT"), has agreed to become the Sole Member of the Company (as definedbelow), which was formed for the purpose of acquiring, operating and owning theProject (as defined below).

         2. NRG CT desires to enter into this Agreement to agree upon various matters relating to the Company.

                                    ARTICLE 1
                                   DEFINITIONS

         1.01 DEFINITIONS. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

                  ACQUISITION - the Company's acquisition of the Project from the Seller pursuant to the Asset Purchase Agreement.

                  ACQUISITION DATE - the Closing Date, as defined in the Asset Purchase Agreement.

                  ACT - the Delaware Limited Liability Company Act.

                  AFFECTED MEMBER - Section 9.01.

                  AFFILIATE - with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member's Parent; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member's Parent.

                  AGREEMENT - introductory paragraph.

                  ALTERNATE REPRESENTATIVE - Section 6.02(a)(i).

                  ASSET PURCHASE AGREEMENT - that certain Purchase and Sale Agreement, dated as of July 1, 1999, by and between Seller and NRG, assigned to the Company as of December ___, 1999.

                  ASSIGNEE - any Person that acquires a Membership Interest or any portion thereof




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         through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(iii).

                  BANKRUPTCY OR BANKRUPT - with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 60 Days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 60 Days have expired without the appointment's having been vacated or stayed, or 60 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

                  BUDGET - the annual budget for the Company that is approved by the Management Committee, as such may be amended from time to time. The Budget shall cover both operating and capital items.

                  BUSINESS DAY - any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Minnesota, Connecticut or New York are not open for business.

                  BUYOUT EVENT - Section 9.01.

                  CAPITAL ACCOUNT - the account to be maintained by the Company for each Member in accordance with Section 4.06.

                  CAPITAL CONTRIBUTION - with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

                  CERTIFIED PUBLIC ACCOUNTANTS - a firm of independent public accountants selected from time to time by the Management Committee.

                  CHANGE OF MEMBER CONTROL - with respect to any Member, an event (such as a Disposition of voting securities) that causes such Member to cease to be Controlled by such Member's Parent; provided, however, that an event that causes any of such Member's Parents to be Controlled by another Person shall not constitute a Change of Member Control.

                  CLAIM - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties,


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         administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney's fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

                  CODE - the Internal Revenue Code of 1986, as amended.

                  COMPANY - Devon Power LLC, a Delaware limited liability company.

                  CONFIDENTIAL INFORMATION - information and data (including all copies thereof) that is furnished or submitted by any of the Members or their Affiliates, whether oral (and if oral, reduced to writing and marked "confidential" within 10 days of disclosure), written, or electronic, on a confidential basis to the other Members or their Affiliates in connection with the Company, and any and all of the activities and studies performed pursuant to this Agreement or any Project Agreement, and the resulting information and data obtained from those studies. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information that:

                  (a) is in the public domain at the time of its disclosure or thereafter (other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement or any Project Agreement);

                  (b) as to any Member, was in the possession of such Member or its Affiliates prior to the execution of this Agreement; or

                  (c) is engineering information (for example, heat balance and capital cost information) that has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.

                  CONTROL - the possession, directly or indirectly of either of the following:

                  (a) (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or

                  (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

                  CORPORATE SERVICES AGREEMENT - the Corporate Services Agreement between and among NRG, the Company and the Operator, relating to the provision of specified services to the Company and the Operator.

                  DAY - a calendar day; provided, however, that if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.




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                  DEFAULT - the failure of a Member to comply in any material respect with any of its material agreements, covenants or obligations under this Agreement; the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made; or the failure of a Member, without justified cause, to take any action materially necessary for the progress of the Project consistent with or required by the terms of this Agreement (including participating in meetings or decisions).

                  DEFAULT RATE - a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 3% per annum, and (b) the maximum rate permitted by Law.

                  DEFERRED AMOUNT - Section 9.03(c).

                  DELAWARE CERTIFICATE - Section 2.01.

                  DISPOSE, DISPOSING OR DISPOSITION - with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition (other than the pledge or assignment to any creditor of the Company or NRG CT, or any collateral agent for such creditor, of any Membership Interest as security for the indebtedness to such creditor) of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof),
         (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity's business is continued without the commencement of liquidation or winding-up); and
         (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

                  DISPUTE - Section 10.01.

                  DISPUTE NOTICE - Section 10.02.

                  DISPUTING MEMBER - Section 10.01.

                  DISSOLUTION EVENT - Section 11.01(a).

                  EFFECTIVE DATE - introductory paragraph.

                  ENCUMBER, ENCUMBERING, OR ENCUMBRANCE - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law; provided, however, that the pledge or assignment to any creditor of the Company or NRG CT, or any collateral agent for such creditor, of any Membership Interest as security for the indebtedness to such creditor shall not be deemed to




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         be an Encumbrance thereof.

                  FAIR MARKET VALUE - Section 9.03.

                  GOVERNMENTAL AUTHORITY (OR GOVERNMENTAL) - a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

                  INCLUDING - including, without limitation.

                  ISO - the independent system operator established to sell power in the market served by the Company.

                  LAW - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

                  LENDING MEMBER - Section 4.03(a)(ii).

                  LOAN DOCUMENTS - any and all documents relating to money borrowed by the NRG CT including money borrowed through public or private sales of its debt securities, as the same may be amended or restated from time to time.

                  MANAGEMENT COMMITTEE - Section 6.02.

                  MANAGER - Section 6.03.

                  MANAGER MEMBERS - Section 6.02.

                  MEMBER - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

                  MEMBERSHIP INTEREST - with respect to any Member, (a) that Member's status as a Member; (b) that Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member's rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Management Committee; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.




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                  NON-CONTRIBUTING MEMBER - Section 4.03(a).

                  NRG - NRG Energy, Inc., a Delaware Corporation.

                  NRG CT- Recital 1.

                  OFFICER - any Person designated as an officer of the Company as provided in Section 6.02(j), but such term does not include any Person who has ceased to be an officer of the Company.

                  O&M AGREEMENT - the Operation and Maintenance Agreement between the Company and the Operator, relating to the operation and maintenance of the Project.

                  OPERATOR - NRG Devon Operations Inc., a Delaware corporation.

                  OUTSIDE ACTIVITIES - Section 6.05(b).

                  PARENT - if applicable to a Member, the company or companies set forth opposite the name of such Member on Exhibit A.

                  PERMITS - all permits, licenses, approvals or other actions of Governmental Authorities that are required for the ownership and operation of the Project, as contemplated by this Agreement.

                  PERSON - the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

                  POWER PURCHASE AGREEMENT - the Power Sales and Agency Agreement between the Company and NRG Power Marketing Inc., a Delaware corporation.

                  PROJECT - the electric generation assets and all related items of tangible and intangible property to be acquired by the Company pursuant to the Asset Purchase Agreement.

                  PROJECT AGREEMENTS - the Asset Purchase Agreement, the O&M Agreement, the Power Purchase Agreement and any other agreements required in connection with the acquisition, operation or ownership of the Project.

                  PROJECT SITE - the parcel of land upon which the Project is located and the parcels of land from which the Project's water rights are derived, as set forth in the Asset Purchase Agreement.

                  PURCHASE PRICE - Section 9.03.

                  REPRESENTATIVE - Section 6.02(a)(i).

                  SECURITIES ACT - the Securities Act of 1933.

                  SELLER - Connecticut Light & Power Company.




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                  SHARING RATIO - subject in each case to adjustments in
         accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member's Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interest issued pursuant to Section 3.04, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

                  SOLE DISCRETION - a Member's sole and absolute discretion, with or without cause, and subject to whatever limitations or qualifications the Member may impose.

                  TAX MATTERS MEMBER - Section 7.03(a).

                  TERM - Section 2.06.

                  TERMINATED MEMBER - Section 9.05.

                  TREASURY REGULATIONS - the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

                  WORKING CAPITAL REQUIREMENTS - an amount equal to the operating cash requirements for the operation of the Project for the next 3 succeeding calendar months (including any capital expenditures) as determined by the net operating cash expenditures planned for the next succeeding calendar quarter according to the Budget in excess of cash receipts planned for such next succeeding calendar quarter according to the budget.

Other terms defined herein have the meanings so given them.

         1.02 CONSTRUCTION. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

                                    ARTICLE 2
                                  ORGANIZATION


         2.01 FORMATION. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation, dated as of the Effective Date (the "Delaware Certificate"), with the Secretary of State of Delaware pursuant to the Act.

         2.02 NAME. The name of the Company is "Devon Power LLC" and all Company business must be conducted in that name or such other names that comply with Law as the Management




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Committee may select.

         2.03 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE IN THE UNITED STATES; OTHER OFFICES. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Management Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Management Committee may designate.

         2.04 PURPOSES. The purposes of the Company are to acquire, operate and own the Project; to enter into and perform its obligations under the Project Agreements; and to engage in any activities directly or indirectly relating thereto, including obtaining financing for the foregoing.

         2.05 FOREIGN QUALIFICATION. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

         2.06 TERM. The period of existence of the Company (the "Term") commenced on the Effective Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with
Section 11.04. Such period may be extended from time to time by Members holding a majority of the Membership Interests.

         2.07 NO STATE-LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

         2.08 UNITS; CERTIFICATES OF MEMBERSHIP INTEREST; APPLICABILITY OF
ARTICLE 8 OF UCC. Membership Interests shall be represented by units ("Units"). The number of authorized Units shall be one thousand (1,000). All Membership Interests shall be represented by certificates in such form as the Management Committee shall from time to time approve, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof as the Management Committee may from time to time determine. Membership Interests shall be subject to the provisions of Article 8 of the Uniform Commercial Code as may be applicable from time to time.




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                                    ARTICLE 3
                      MEMBERSHIP; DISPOSITIONS OF INTERESTS

         3.01 INITIAL MEMBERS. The initial Members of the Company are the Persons executing this Agreement as of the date of this Agreement as Members, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement.

         3.02 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

                  (a) that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

                  (b) that Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

                  (c) that Member's authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

         3.03     DISPOSITIONS AND ENCUMBRANCES OF MEMBERSHIP INTERESTS.

                  (a) GENERAL RESTRICTION. A Member may not Dispose of or Encumber all or any portion of its Membership Interest except in strict accordance with this Section 3.03. (References in this Section 3.03 to Dispositions or Encumbrances of a "Membership Interest" shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest.) Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in



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         measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this
         Section 3.03 may be enforced by specific performance.

                  (b)      DISPOSITIONS OF MEMBERSHIP INTERESTS.

                           (i) GENERAL RESTRICTION. A Member may not Dispose of
                  all or any portion of its Membership Interest except by complying with all of the following requirements:

                                    (A) such Member must receive the unanimous
                           consent of the non-Disposing Members, which consent shall not be unreasonably withheld by each of such other Members; provided, however, that such consent need not be obtained if (I) the proposed Assignee is a Wholly-Owned Affiliate of the Disposing Member and
                           (II) such proposed Assignee demonstrates to the reasonable satisfaction of the other Members that it has the ability to meet the financial and contractual commitments and other obligations of the Disposing Member; and

                                    (B) such Member must comply with the
                           requirements of Section 3.03(b)(iii) and, if the Assignee is to be admitted as a Member, Section 3.03(b)(ii).

                           (ii) ADMISSION OF ASSIGNEE AS A MEMBER. An Assignee
                  has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee, only if (A) the Disposing Member making the Disposition has granted the Assignee either (I) the Disposing Member's entire Membership Interest or (II) the express right to be so admitted; and (B) such Disposition is effected in strict compliance with this Section 3.03.

                           (iii) REQUIREMENTS APPLICABLE TO ALL DISPOSITIONS AND
                  ADMISSIONS. In addition to the requirements set forth in Sections 3.03(b)(i) and 3.03(b)(ii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Management Committee, in its sole and absolute discretion, may waive any of the following requirements:

                                    (A) DISPOSITION DOCUMENTS. The following
                           documents must be delivered to the Management Committee and must be satisfactory, in form and substance, to the Management Committee:

                                        (I) DISPOSITION INSTRUMENT. A copy of
                                    the instrument pursuant to which the
                                    Disposition is effected.

                                        (II) RATIFICATION OF THIS AGREEMENT. An
                                    instrument, executed by the Disposing Member and is Assignee, containing the following information and agreements, to the extent




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                                    they are not contained in the instrument
                                    described in Section 3.03(b)(iii)(A)(I): (1) the notice address of the Assignee; (2) if applicable, the Parent of the Assignee; (3) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition);
                                    (4) the Assignee's ratification of this
                                    Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section
                                    3.02 are true and correct with respect to it; (5) the Assignee's ratification of all of the Project Agreements and agreement by be bound by them, to the same extent that the Disposing Member was bound by them prior to the Disposition; and (6) representations and warranties by the Disposing Member and its Assignee (aa) that the Disposition and admission is being made in accordance with all applicable Laws, and (bb) that the matters set forth in Sections
                                    3.03(b)(iii)(A)(III) and (IV) are true and correct.

                                                     (III) SECURITIES LAW
                                    OPINION. Unless the Membership Interest
                                    subject to the Disposition is registered under the Securities Act and any applicable state securities Law, or the proposed Assignee is a Wholly-Owned Affiliate as described in 3.03(b)(i)(A) above, a favorable opinion of the Company's legal counsel, or of other legal counsel acceptable to the Management Committee, to the effect that the Disposition and admission is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws.

                                                     (IV) TAX OPINION. A
                                    favorable opinion of the Certified Public
                                    Accountants, or of other certified public accountants acceptable to the Management Committee, to the effect that the Disposition would not result in the Company's being considered to have terminated within the meaning of Code
                                    Section 708.

                                            (B) PAYMENT OF EXPENSES. The
                           Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including the legal fees incurred in connection with the legal opinions referred to in Sections 3.03(b)(iii)(A)(III) and
                           (IV), on or before the tenth Day after the receipt by that Person of the Company's invoice for the amount due.

                                            (C) NO RELEASE. No Disposition of a
                           Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

                                    (iv) CHANGE OF MEMBER CONTROL. A Change of
                  Member Control must also comply with the requirements of this
                  Section 3.03.

                  (c) ENCUMBRANCES OF MEMBERSHIP INTEREST. A Member may Encumber its Membership Interest if the instrument creating such Encumbrance provides that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Section 3.03(b).

                  (d) RIGHT OF FIRST REFUSAL. Except as otherwise expressly permitted by this Agreement, this Section 3.03(d) shall apply to any proposed voluntary Disposition of a Membership Interest to any purchaser (other than a majority owned Affiliate of the disposing party) for consideration in the form of cash or promissory notes or other obligations to pay sums certain. The Member proposing to make such a Distribution shall provide written notice (a "Disposition Notice") to the remaining Members at least 90 days prior to the proposed Disposition. The Disposition Notice must set forth the identity of the proposed transferee, the sale price, and all other material terms and conditions of the proposed Disposition. In the Case of a Change of member Control, the Disposition notice must set forth the portion, if less than 100%, of the total purchase price that is applicable to such Member's Membership Interest. Upon receipt of a Disposition Notice, the remaining Members shall have the option for a period of 30 days to purchase all, but not less than all, of such Membership Interest. Such Membership Interest shall be allocated to the Members exercising their option under this Section 3.03(d) pro rata in accordance with their Membership Interests. The purchase pursuant to the exercise of this option shall be at the price and pursuant to the terms and conditions of the proposed Disposition. If no Member exercises such option, the Member proposing such Disposition shall be free, for a period of 60 days after the expiration of the remaining Members' options, to Dispose of the Membership Interests that were the subject of the Disposition Notice, but only to the party, and for the price and on the terms and conditions, set forth in the Disposition Notice. If the proposed disposition does not occur within 60 days after the expiration of the remaining Members' options, the Membership Interest may not be Disposed of pursuant to this Section 30.3(d) unless the Member again complies with the terms of this Agreement.

                  (e) RIGHTS IN MEMBERSHIP INTERESTS PLEDGED AS COLLATERAL. Any other provision of this Agreement to the contrary notwithstanding, by executing and delivering this Agreement, each Member shall be deemed to have consented to (i) the pledge, assignment, hypothecation and transfer to any creditor of the Company or NRG CT or its agents, successors or assigns of, and the grant to such creditor or other Person of a lien on and security interest in, as security for the indebtedness of the Company or NRG CT to such creditor, all of such Member's right, title and interest in, to and under its Membership Interest and any other collateral securing such indebtedness, (ii) the exercise by any such creditor or other Person of the rights and remedies under any security document related to such collateral, including, without limitation, the right to exercise the voting and consensual rights and other powers of each Member to the extent provided in any such security document, and (ii) the right to foreclose upon or exercise a power of sale with respect to the Membership Interest of each Member and any other collateral subject to such security documents and to cause the agent or designee of such creditor or any third party purchaser of such Membership Interest to become an additional or substitute Member, and (c) all other provisions of the loan and security documents relating to such indebtedness or collateral, the issuance of new or substituted Membership Interests, or the ownership of Membership Interests.

         3.04 CREATION OF ADDITIONAL MEMBERSHIP INTEREST. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the unanimous consent of the existing Members, on such terms and conditions as the existing Members may unanimously determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The Management Committee may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee's ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.03.

         3.05 ACCESS TO INFORMATION. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.05 shall not obligate the Company or the Management Committee to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member's behalf. Confidential Information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.

         3.06     CONFIDENTIAL INFORMATION.

                  (a)      Except as permitted by Section 3.06(b),

                           (i) each Member shall keep confidential all
                  Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and

                           (ii) each Member shall use the Confidential
                  Information only in connection with the Company.

                  (b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member may make the following disclosures and uses of Confidential Information:

                           (i) disclosures to another Member in connection with
                  the Company;

                           (ii) disclosures and uses that are approved by the
                  Management Committee;

                           (iii) disclosures to an Affiliate of such Member on a
                  "need to know" basis
                  in connection with the Company, if such Affiliate has agreed to abide by the terms of this Section 3.06;

                           (iv) disclosures to a Person that is not a Member or
                  an Affiliate of a Member, if such Person has been retained to provide services by the Member in connection with the Company or such Member's Membership Interest and has agreed to abide by the terms of this Section 3.06;

                           (v) disclosures to lenders, potential lenders or
                  other Persons providing financing for the Project, potential equity purchasers, if such Persons have agreed to abide by the terms of this Section 3.06;

                           (vi) disclosures to ISO and its consultants and
                  representatives;

                           (vii) disclosures to Governmental Authorities that
                  are necessary to operate the Project consistent with the Project Agreements;

                           (viii) disclosures that a Member is legally compelled
                  to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that, prior to any such disclosure, such Member shall, to the extent legally permissible:

                                    (A) provide the Management Committee with
                           prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(vii);

                                    (B) consult with the Management Committee on
                           the advisability of taking steps to resist or narrow such disclosure; and

                                    (C) cooperate with the Management Committee
                           and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that the other Members are advised by counsel to the disclosing Member is legally required and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

                  (c) Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this
         Section 3.06.

                  (d) A Terminated Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to) or return to the Company, as directed by the

         Management Committee, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, a Terminated Member may, subject to the other provisions of this Section 3.06, retain and use Confidential Information for the limited purpose of preparing such Terminated Member's tax returns and defending audits, investigations and proceedings relating thereto.

                  (e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this
         Section 3.06, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

                  (f) The obligations of the Members under this Section 3.06 shall terminate on the third anniversary of the end of the Term.

         3.07 LIABILITY TO THIRD PARTIES. No Member shall be liable for the debts, obligations or liabilities of the Company.

         3.08 WITHDRAWAL. A Member may not withdraw or resign from the Company.

                                    ARTICLE 4
                              CAPITAL CONTRIBUTIONS

         4.01 INITIAL CAPITAL CONTRIBUTIONS. Contemporaneously with the execution by such Member of this Agreement, each Member shall make the Capital Contributions described for that Member in Exhibit A.

         4.02 SUBSEQUENT CAPITAL CONTRIBUTIONS. Without creating any rights in favor of any third party, each Member shall contribute to the Company, in cash, on or before the date specified as hereinafter described, that Member's Sharing Ratio of all monies that in the unanimous judgment of the Management Committee are necessary to enable the Company to acquire the Project from the Seller and to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities, including without limitation its Sharing Ratio of the purchase price set forth in the Asset Sale Agreement, and its Sharing Ratio of Working Capital Requirements in order to bring current Company bank accounts to an amount equal to the Working Capital Requirements, as more particularly described in Section 5.01 below. The Management Committee shall notify each other Member of the need for Capital Contributions pursuant to this Section 4.02 when appropriate, which notice must include a statement in reasonable detail of the proposed uses of the Capital Contributions and a date (which date may be no earlier than the fifth Business Day following each Member's receipt of its notice) before which the Capital Contributions must be made. Notices for Capital Contributions must be made to all Members in accordance with their Sharing Ratios.

         4.03 FAILURE TO CONTRIBUTE. (a) If a Member does not contribute, within 10 Days of the date required, all or any portion of a Capital Contribution that Member is required to make as provided in this Agreement, the other Members may cause the Company to exercise, on notice to that Member (the "Non-Contributing Member"), one or more of the following remedies:

                           (i) taking such action (including court proceedings)
                  as the other Members may deem appropriate to obtain payment by the Non-Contributing Member of the portion of the Non-Contributing Member's Capital Contribution that is in default, together with interest thereon at the Default Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Non-Contributing Member;

                           (ii) permitting the other Members in proportion to
                  their Sharing Ratios or in such other percentages as they may agree (the "Lending Member," whether one or more), to advance the portion of the Non-Contributing Member's Capital Contribution that is in default, with the following results:

                                    (A) the sum advanced constitutes a loan from
                           the Lending Member to the Non-Contributing Member and a Capital Contribution of that sum to the Company by the Non-Contributing Member pursuant to the applicable provisions of this Agreement,

                                    (B) the principal balance of the loan and
                           all accrued unpaid interest thereon is due and payable in whole on the tenth Day after written demand therefor by the Lending Member to the Non-Contributing Member,

                                    (C) the amount lent bears interest at the
                           Default Rate from the Day that the advance is deemed made until the date that the loan, together with all interest accrued on it, is repaid to the Lending Member,

                                    (D) all distributions from the Company that
                           otherwise would be made to the Non-Contributing Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the loan and all interest accrued on it have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest and then to principal),

                                    (E) the payment of the loan and interest
                           accrued on it is secured by a security interest in the Non-Contributing Member's Membership Interest, as more fully set forth in Section 4.03(b), and

                                    (F) the Lending Member has the right, in
                           addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at Law or in equity, to take any action (including court proceedings) that the Lending Member may deem appropriate to obtain payment by the Non-Contributing Member of the loan and all accrued and unpaid interest on it, at the cost and expense of the Non-Contributing Member;

                           (iii) exercising the rights of a secured party under
                  the Uniform Commercial Code of the State of Delaware, as more fully set forth in Section 4.03(b); or

                           (iv) exercising any other rights and remedies
                  available at Law or in equity.

In addition, the failure to make such contributions shall constitute a Default by the Non-Contributing Member, and the other Members shall have the rights set forth in Article 9 with respect to such Default.

                  (b) Each Member grants to the Company, and to each Lending Member with respect to any loans made by the Lending Member to that Member as a Non-Contributing Member pursuant to Section 4.03(a)(ii), as security, equally and ratably, for the payment of all Capital Contributions that Member has agreed to make and the payment of all loans and interest accrued on them made by Lending Members to that Member as a Non-Contributing Member pursuant to Section 4.03(a)(ii), a security interest in and a general lien on its Membership Rights and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. On any default in the payment of a Capital Contribution or in the payment of such a loan or interest accrued on it, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 4.03(b). Each Member shall execute and deliver to the Company and the other Members all financing statements and other instruments that the Lending Member may request to effectuate and carry out the preceding provisions of this Section 4.03(b). At the option of a Lending Member, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

         4.04 LOANS. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of the Management Committee may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.04 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Management Committee from the date of the advance until the date of payment, and is not a Capital Contribution.

         4.05 RETURN OF CONTRIBUTIONS. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

         4.06 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member. Each Member's Capital Account shall be increased by
(a) the amount of money contributed by that Member to the Company, (b) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation
Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and shall be decreased by (d) the amount of money distributed to that Member by the Company, (e) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (f) allocations to that Member of expenditures of the

Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (g) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items described in (f) above and loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members' Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). Thus, the Members' Capital Accounts shall be increased or decreased to reflect a revaluation of the Company's property on its books based on the fair market value of the Company's property on the date of adjustment immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member that has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

                                    ARTICLE 5
                          DISTRIBUTIONS AND ALLOCATIONS

         5.01 DISTRIBUTIONS OR BILLINGS. Except as provided in the Loan Documents, distributions to the Members shall be made only to all simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined), and distributions shall be made only in such aggregate amounts and at such times as shall be determined by the Management Committee and as are permitted by the Loan Documents. When so permitted, the Management Committee shall endeavor to distribute to the Members, on or before the last day of each calendar month, or more often if approved by the Management Committee, the estimated amount of any cash available for such calendar month (net of any adjustments, if any, made to reflect the actual cash available for the preceding calendar month). Any cash in excess of the Working Capital Requirements shall be distributed to the Members.

         5.02 DISTRIBUTIONS ON DISSOLUTION AND WINDING UP. Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Members as determined under Section
11.02 shall be distributed to all of the Members to the extent of the Members' positive Capital Account balances.

         5.03 ALLOCATIONS.

              (a) For purposes of maintaining the Capital Accounts pursuant to
         Section 4.06 and for income tax purposes, except as provided in Section 5.03(b), each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in accordance with their Sharing Ratios.

                  (b) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

         5.04 VARYING INTERESTS. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member's Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members' varying Sharing Ratios.

                                    ARTICLE 6
                                   MANAGEMENT

         6.01 MANAGER MEMBERS. Except as described below in Section 6.03, the management of the Company is fully vested in the Manager Members, acting exclusively in their membership capacities. To facilitate the orderly and efficient management of the Company, the Members shall act (a) together as the Management Committee pursuant to Section 6.02, (b) through the delegation of responsibility and authority to the Manager pursuant to Section 6.03, and (c) through the delegation from time to time of certain responsibility and authority to particular Members pursuant to Section 6.04. No Member has the right, power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except in accordance with the immediately preceding sentence. Decisions or actions taken in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company.

         6.02 MANAGEMENT COMMITTEE. All Members shall be the managing Members of the Company (the "Manager Members") and shall act together through meetings of a committee which is hereby named the "Management Committee." The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

                  (a)      REPRESENTATIVES.

                           (i) DESIGNATION. To facilitate the orderly and
                  efficient conduct of Management Committee meetings, each Manager Member shall notify the other Members, from time to time, of the identity of two of its officers, employees or agents who will represent it at such meetings (each a "Representative"). In addition, each Manager Member may (but shall have not obligation to) notify the other Members, from time to time, of the identity of other officers, employees or agents who will represent it at any meeting that the Member's Representatives are unable to attend (each an "Alternate Representative"). (The term "Representative" shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.). The initial Representatives of each Manager Member are set forth on Exhibit A. A Member may designate different Representatives or Alternate Representatives for any meeting of the Management Committee by notifying each of the other Members at least three Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Representatives or Alternate Representatives shall present written evidence of their authority at the commencement of such meeting.

                           (ii) AUTHORITY. Each Representative shall have the
                  full authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated such Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

                           (iii) DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH
                  REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY. THE PROVISIONS OF SECTION 6.05 SHALL ALSO INURE TO THE BENEFIT OF EACH MEMBER'S REPRESENTATIVES. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH REPRESENTATIVE'S SERVICE ON THE MANAGEMENT COMMITTEE, OTHER THAN SUCH CLAIMS ARISING OUT OF THE FRAUD OR WILLFUL MISCONDUCT OF SUCH REPRESENTATIVE.

                           (iv) ATTENDANCE. Each Manager Member shall use all
                  reasonable efforts to cause its Representatives or Alternate Representatives to attend each meeting of the Management Committee, unless its Representatives are unable to do so because of a "force majeure" event or other event beyond his reasonable control, in which event such Manager Member shall use all reasonable efforts to cause its Representatives or Alternate Representatives to participate in the meeting by telephone pursuant to Section 6.02(h).

                  (b) CHAIRMAN AND SECRETARY. One of the Representatives will be designated as Chairman of the Management Committee, in accordance with this Section 6.02(b), to preside over meetings of the Management Committee. The Management Committee shall also designate a Secretary of the Management Committee, who need not be a Representative.

                  (c) PROCEDURES. The Secretary of the Management Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval no later than the next regularly-scheduled meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

                  (d) TIME AND PLACE OF MEETINGS. The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Management Committee. Notice of, and an agenda for, all Management Committee meetings shall be provided by the Chairman to all Manager Members at least ten Days prior to the date of each meeting, together with proposed minutes of the previous Management Committee meeting (if such minutes have not been previously ratified). Special meetings of the Management Committee may be called at such times, and in such manner, as any Manager Member deems necessary. Any Member calling for any such special meeting shall notify the Chairman, who in turn shall notify all Manager Members of the date and agenda for such meeting at least ten Days prior to the date of such meeting. Such ten-day period may be shortened by the Management Committee. All meetings of the Management Committee shall be held at a location designated by the Chairman. Attendance of a Manager Member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except where such Manager Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                  (e) QUORUM. The presence of one Representative designated by each Manager Member shall constitute a quorum for the transaction of business at any meeting of the Management Committee.

                  (f) VOTING. Except as provided otherwise in this Agreement,
         (i) voting at any meeting of the Management Committee shall be according to the Manager Members' respective Sharing Ratios, and (ii) the affirmative vote of Manager Members holding a majority of the Sharing Ratios shall constitute the act of the Management Committee.

                  (g) ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Manager Members that could have taken the action at a meeting of the Management Committee at which all Members entitled to vote on the action were represented and voted.

                  (h) MEETINGS BY TELEPHONE. Members may participate in and hold such meeting by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                  (i) SUBCOMMITTEES. The Management Committee may create such subcommittees, delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

                           (j) OFFICERS. The Management Committee may designate
                  one or more Persons to be Officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may specifically delegate to them and shall serve at the pleasure of the Management Committee.

         6.03 MANAGER. The Members, through unanimous vote, shall designate a manager of the Company (the "Manager"), who may be an employee of one of the Members or an Affiliate of one of the Members.

                  (a) MANAGER'S DUTIES. The Manager shall, under the direction of the Management Committee, perform the following duties:

                           (i) generally direct and coordinate the day-to-day
                  business activities of the Company, subject to subsection 6.03(b) below;

                           (ii) administer, enforce and supervise the Project
                  Agreements to ensure compliance therewith, and performance thereunder that conforms with the business plan of the Company;

                           (iii) prepare the Budget, business plans, forecasts,
                  and amendments/supplements thereto;

                           (iv) monitor and ensure compliance by the Company
                  with laws, regulations, and directives of governmental agencies with jurisdiction over the Project and its operations, including without limitation the ISO, the Federal Energy Regulatory Commission and the Connecticut Department of Public Utility Control;

                           (v) represent the Company in public and community
                  relations;

                           (vi) prepare and submit summary reports;

                           (vii) administer the services of outside professional
                  consultants engaged by the Manager to perform his or her duties described herein; and

                           (viii) perform any other duties specifically
                  delegated to the Manager by the Management Committee.

                  (b) LIMITATIONS ON MANAGER'S AUTHORITY. Notwithstanding the above, without the prior written approval of the Management Committee, the Manager shall not take any actions with respect to:

                           (i)      the borrowing of money or other financings;

                           (ii) the making of loans or advances or granting of
                  financial or operating guarantees;

                           (iii) the sale or lease of any asset or group of
                  assets (other than in the ordinary course of business);

                           (iv) the acquisition of any asset or group of assets
                  (other than in the ordinary course of business);

                           (v) the negotiation of, entering into, termination
                  of, or material amendment or modification of any labor contracts or any other agreement pertaining to the business, finances or operations of the Company;

                           (vi) changes in or adoption of accounting practices;

                           (vii) changes in or adoption of any material tax
                  position or policy;

                           (viii) acquiring any insurance coverage or any
                  material change therein;

                           (ix) distributions to the Members of cash or other
                  assets;

                           (x) approval of any capital improvements budget, any
                  capital maintenance budget or any operating budget;

                           (xi) any commitment or expenditure more than 10% in
                  excess of any annual budgeted amounts set forth in the Budget, or any expenditure in excess of other budgeted amounts under any capital maintenance budget or any capital improvements budget previously approved by the Management Committee;

                           (xii) material contracts or transactions with either
                  Member or an Affiliate of either Member;

                           (xiii) renewal or termination of any agreement
                  between the Company and a Member or an Affiliate of a Member, or the modification or amendment of any material term of any agreement between the Company and a Member or an Affiliate of a Member;

                           (xiv) employment of attorneys in connection with any
                  legal claim or settlement of any action relating to a legal claim which could have a material effect on the Company or either Member;

                           (xv) the entering into of any new line of business;

                           (xvi) the making, execution or delivery of any
                  assignment of judgment, chattel mortgage, deed, guarantee, indemnity bond, surety bond or contract to sell all or substantially all of the property of the Company; or

                           (xvii) any merger, consolidation, reorganization,
                  creation of subsidiaries or entering into any joint ventures.

The Manager shall have only the specific duties delegated herein and by the Management

Committee and authority to perform those duties; shall have no right to make contributions to, or to share in the profits and losses of, and distributions from, the Company; and shall have no right to vote on any matter pertaining to the Company.

                  (c)      SERVICE AND COMPENSATION.

                           (i) Notwithstanding that the Manager shall be an
                  employee of a Member (or its Affiliate), the Manager shall discharge the duties set forth above. The Manager may engage other employees of the Member (or its Affiliate) of which the Manager is an employee, and third party contractors, to assist the Manager in discharging the duties described above, subject to the provisions below. Subject to the provisions next below, the Company shall pay to the Member (or its Affiliate, as applicable) that is the employer of the Manager (and such other employees of such Member or Affiliate of such Member who are assisting the Manager), for the man-hours expended by the Manager and such other employees (rounded to the nearest quarter of man-hour) at rates agreed upon by the Management Committee.

                           (ii) The Manager shall provide to the Management
                  Committee an annual budget with respect to services performed by Manager, employees and third party consultants, as described above, and for other costs associated therewith. Any payment for services or third party expenses which causes the annual budgeted amount for such category to be exceeded by 10% shall require approval of the Management Committee. The annual budget for services to be performed by the Manager shall be reviewed quarterly by the Manager and the Management Committee, and shall be revised as appropriate. In addition, The Manager shall communicate promptly to the Management Committee any significant variances from estimates set forth in the Budget with respect to the services of Manager, employees and outside consultants.

                           (iii) The Manager may be replaced at any time by
                  unanimous decision of the Management Committee (excluding the Manager, if the Manager is also a Representative or an Alternate Representative).

                  d. INDEMNIFICATION. The Company shall indemnify, protect, defend, release and hold harmless the Manager from and against any claims asserted by or on behalf of any Person (including a Member, or Wholly-Owned Affiliate of a Member, of which the Manager is not an employee), other than the claims of a Member (or Wholly-Owned Affiliate of a Member) of which the Manager is an employee based on such employment relationship (which shall be an internal corporate affair of such Member or Wholly-Owned Affiliate of such member), that arise out of, relate to or are otherwise attributable to, directly or indirectly, the Manager's performance of his or her duties on behalf of the Company, except for claims arising out of the fraud or willful misconduct of the Manager.

         6.04 DELEGATION TO PARTICULAR MEMBER. The Management Committee may delegate to one or more Members such authority and duties as the Management Committee may deem advisable. Decisions or actions taken by any such Member in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. Any delegation pursuant to this Section
6.04 may be revoked at any time by the Management Committee. With respect to duties discharged hereunder by a Member (a) such Member may discharge such duties through the personnel of a Affiliate of such Member, and (b) unless the Members otherwise agree, the Company shall compensate such Member (or its Affiliate, as applicable) for the performance of such duties in an amount equal to the man-hours expended by the personnel of such Member (or its Affiliate) multiplied by the applicable rate(s) shown on Exhibit B (which rates each shall escalate on the first day of each calendar year during the term hereof by an amount which is 5% of the rate applicable during the prior calendar year), and shall reimburse such Member for all out of pocket costs incurred by such Member in discharging such duties. In addition, prior to performing any such duties, the performing Member shall provide to the other Member for approval an estimate of man-hours and types of personnel required to perform the delegated duties and a schedule for the performance of the delegated duties and for other costs associated therewith, and shall promptly inform the other Member of any variance from the budget or schedule.

         6.05     AFFILIATE AGREEMENTS; CONFLICTS OF INTEREST.

                  (a) Subject to Section 6.05(b) below, the Members agree that the Company shall enter into the following agreements with the Members'
         Affiliates:

                           (i)      the Power Purchase Agreement;

                           (ii)     the O&M Agreement; and

                           (iii)    the Corporate Services Agreement.

                  (b) The terms of such agreements shall be subject to the unanimous approval of the Management Committee.

                  (c) Subject to any other agreement between the Members (and their respective Affiliates, as applicable), a Member or an Affiliate of a Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member or any Affiliate of another Member the right to participate therein. Subject to, and in addition to, Section 6.05(a), the Company may transact business with any Member or Affiliate thereof, provided the terms of those transactions are approved by the Management Committee or expressly contemplated by this Agreement. Without limiting the generality of the foregoing, the Members recognize and agree that they and their respective Affiliates currently engage in certain activities involving the generation, transmission, distribution, marketing and trading of electricity and other energy products (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), and the gathering, processing, storage and transportation of such products, as well as other commercial activities related to such products, and that these and other activities by Members and their Affiliates may be made possible or more profitable by reason of the Company's activities (herein referred to as "Outside Activities"). The Members agree that (i) no Member or Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Outside Activities, and
         (ii) no Member or its Affiliates shall have any duty or obligation, express or implied, to account to, or to share the results or profits of such Outside Activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such Outside Activities.

         6.06 UNANIMOUS CONSENT REQUIRED FOR CERTAIN ACTION. Any other provision of this Agreement to the contrary notwithstanding, the unanimous consent of the Members, and at least one Independent Member, shall be required to:

                  (a) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to the Company, or take any action that would result in such an event occurring with respect to any Owner Entity.

                  (b) Cause the dissolution, liquidation, consolidation, merger or sale of substantially all of the assets of the Company or any Owner Entity.

                  (c) Cause or permit the Company to engage in any other activity other than those set forth in Section 2.04.

                  (d) Amend this Agreement in any manner that would have a material adverse impact on any creditor of the Company.

         6.07 CERTAIN ACTIONS PROHIBITED. So long as the Company has any indebtedness outstanding, (a) the Company shall not be dissolved, liquidated, consolidated or merged with any other entity, nor shall this Agreement be amended in any manner that would have a material adverse impact on the holders of such indebtedness, and (b) notwithstanding the failure of the Members to continue the existence of the Company as provided in Section 2.06 during such period, no action shall be taken by the Company or any of the Members shall cause any collateral for such indebtedness to be liquidated or that would adversely affect the rights of the holders of such indebtedness or their agents to exercise their rights under any security documents relating thereto or to retain such collateral until such indebtedness is paid in full or otherwise completely discharged.

         6.08     DISCLAIMER OF DUTIES AND LIABILITIES.

                  (a) NO MEMBER SHALL OWE ANY DUTY (INCLUDING ANY FIDUCIARY
         DUTY) TO THE OTHER MEMBERS OR TO THE COMPANY, OTHER THAN THE DUTIES THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

                  (b) NO MEMBER SHALL BE LIABLE (WHETHER IN CONTRACT, TORT OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES).

                  (c) THE OBLIGATIONS OF THE MEMBERS UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE MEMBERS ONLY, AND NO RECOURSE SHALL BE AVAILABLE AGAINST ANY OFFICER, DIRECTOR OR AFFILIATE OF ANY MEMBER, EXCEPT AS PERMITTED UNDER APPLICABLE LAW.

         6.09 INDEMNIFICATION. Each Member shall indemnify, protect, defend, release and hold harmless each other Member, and such other Member's Representatives, Affiliates, and their respective directors, officers, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that arise out of, relate to or are otherwise attributable to, directly or indirectly, a breach by the indemnifying Member of this Agreement, or the negligence, gross negligence or willful misconduct of the indemnifying Member in connection with the Project or this Agreement; provided, however, that this Section 6.05 shall not apply to any Claim or other matter for which a Member (or its Representative) has no liability or duty, or is indemnified or released, pursuant to Section 6.02(a)(iii), 6.08 or 6.09.

                                    ARTICLE 7
                                      TAXES

         7.01 TAX RETURNS. The Tax Matters Member shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

         7.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

                  (a) to adopt as the Company's fiscal year the calendar year;

                  (b) to adopt the accrual method of accounting;

                  (c) if a distribution of the Company's property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company's properties;

                  (d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

                  (e) any other election the Management Committee may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.07) shall be construed to sanction or approve such an election.

         7.03 TAX MATTERS MEMBER. (a) NRG CT shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (the "Tax Matters Member"). At the request of each other Member, the Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, such other Member to become a "notice partner" within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

                  (a) The Tax Matters Member shall take no action without the authorization of the Management Committee, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

                  (b) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Management Committee. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

                  (c) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Management Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

                  (d) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member's intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

                                    ARTICLE 8
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

         8.01     MAINTENANCE OF BOOKS.

                  (a) The Management Committee shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Management Committee complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and minutes of the proceedings of its Members and the Management Committee, and any other books and records that are required to be maintained by applicable Law.

                  (b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year,
         (ii) maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

         8.02     REPORTS.

                  (a) With respect to each calendar year, the Management Committee shall prepare and deliver to each Member:

                           (i) Within 120 Days after the end of such calendar
                  year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member's Capital Account as of the end of such year, together with a report thereon of the Certified Public Accountants; and

                           (ii) Such federal, state and local income tax returns
                  and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before July 15 following the end of each calendar year of its income tax return with respect to such year.

                  (b) Within 15 Business Days after the end of each calendar month, the Management Committee shall cause to be prepared and delivered to each Member, with an appropriate certificate of the Person authorized to prepare the same (provided that the Management Committee may change the financial statements required by this Section 8.02(b) to a quarterly basis or may make such other change therein as it may deem appropriate):

                           (i) A profit and loss statement and a statement of
                  cash flows for such month (including sufficient information to permit the Members to calculate their tax accruals), for the portion of the calendar year then ended;

                           (ii) A balance sheet and a statement of each Member's
                  Capital Account as of the end of such month and the portion of the calendar year then ended; and

                           (iii) A statement comparing the actual financial
                  status and results of the Company as of the end of or for such month and the portion of the calendar year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

                  (c) The Management Committee shall also cause to be prepared and delivered to each Member such other reports, forecasts, studies, budgets and other information as the Management Committee may request from time to time.

         8.03 BANK ACCOUNTS. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.

                                    ARTICLE 9
                                  BUYOUT OPTION

         9.01 BUYOUT EVENTS. This Article 9 shall apply to any of the following events (each a "Buyout Event"):

                  (a)      a Member shall dissolve or become Bankrupt; or

                  (b)      a Member shall commit a Default.

In each case, the Member with respect to whom a Buyout Event has occurred is referred to herein as the "Affected Member."

         9.02 PROCEDURE. If a Buyout Event occurs and is not cured within 30 Business Days of the Affected Member's receipt of notice thereof from another Member (or such shorter period (not less than 10 Business Days) as may be reasonable under the circumstances and set forth in such notice), then each of the other Members shall have the option to acquire the Membership Interest of the Affected Member (or to cause it to be acquired by a third party designated by the other Members), in accordance with procedures that are substantively equivalent to those set forth in Section 3.03(b)(iii) (and with the Members exercising such preferential right also being referred to herein as "Purchasing Members").

         9.03 PURCHASE PRICE. The purchase price for a Membership Interest being purchased pursuant to this Article 9 (the "Purchase Price") shall be determined in the following manner. The Affected Member and the Purchasing Members shall attempt to agree upon the fair market value of the applicable Membership Interest and the terms and method of payment of such amount. If those Members do not reach such agreement on or before the 30th Day following the exercise of the option, any such Member, by notice to the others, may require the determination of fair market value and the terms and method of payment to be made by the Arbitrator pursuant to Article 10.

         9.04 CLOSING. If an option to purchase is exercised in accordance with the other provisions of this Article 9, the closing of such purchase shall occur on the 30th Day after the determination of the Fair Market Value pursuant to
Section 9.03 (or, if later, the fifth Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase), and shall be conducted in a manner substantively equivalent to that set forth in Section 3.03.

         9.05 TERMINATED MEMBER. Upon the occurrence of a closing under Section 9.04, the following provisions shall apply to the Affected Member (now a "Terminated Member"):

                  (a) The Terminated Member shall cease to be a Member immediately upon the occurrence of the closing.

                  (b) As the Terminated Member is no longer a Member, it will no longer be entitled to receive any distributions (including liquidating distributions) or allocations from the Company, and neither it nor its Representative shall be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company.

                  (c) The Terminated Member must pay to the Company all amounts owed to it by such Member.

                  (d) The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.

                  (f) The Sharing Ratio of the Terminated Member shall be allocated among the purchasing Members in the proportion of the total Purchase Price paid by each.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

         10.01 DISPUTES. This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 10 to a particular dispute. Notwithstanding the foregoing, this Article 10 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Management Committee); provided, however, that if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 10 applies. Any dispute to which this Article 10 applies is referred to herein as a "Dispute." With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a "Disputing Member." The provisions of this Article 10 shall be the exclusive method of resolving Disputes.

         10.02 NEGOTIATION TO RESOLVE DISPUTES. If a Dispute arises, either Disputing Member may initiate the dispute-resolution procedures of this Article 10 by delivering a notice (a "Dispute Notice") to the other Disputing Members. Within 10 Days of delivery of a Dispute Notice, each Disputing Member shall designate a representative, and such representatives shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute. If such representatives can resolve the Dispute, such resolution shall be reported in writing and shall be binding upon the Disputing Members. If such representatives are unable to resolve the Dispute within 30 Days following the delivery of the Dispute Notice (or such other period as such representatives may agree), or if a Disputing Member fails to appoint a representative within 10 Days of delivery following the delivery of the Dispute Notice, then any Disputing Member may take such Dispute to litigation.

                                   ARTICLE 11
                     DISSOLUTION, WINDING-UP AND TERMINATION

         11.01 DISSOLUTION. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

                  (a) the unanimous consent of the Members; or

                  (b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

         11.02    WINDING-UP AND TERMINATION.

                  (a) On the occurrence of a Dissolution Event, the Management Committee shall select one Member to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

                           (i) as promptly as possible after dissolution and
                  again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

                           (ii) the liquidator shall discharge from Company
                  funds all of the Indebtedness and other debts, liabilities and obligations of the Company (including all expenses incurred in winding up and any loans described in Section 4.03) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                           (iii) all remaining assets of the Company shall be
                  distributed to the Members as follows:

                                    (A) the liquidator may sell any or all
                           Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

                                    (B) with respect to all Company property
                           that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

                                    (C) Company property (including cash) shall
                           be distributed among the Members in accordance with
                           Section 5.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

                  (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

         11.03 DEFICIT CAPITAL ACCOUNTS. No Member will be required to pay to the Company, to




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any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

         11.04 CERTIFICATE OF CANCELLATION. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to
Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

                                   ARTICLE 12
                               GENERAL PROVISIONS

         12.01 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

         12.02 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 3.03(b)(iv)(A)(II) or 3.04, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

         12.03 ENTIRE AGREEMENT; SUPERSEDING EFFECT. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members or any of their Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written.

         12.04 PRESS RELEASES. Each Member agrees that it shall not (and shall cause its Affiliates not to), without the other Members' consent, issue a press release or have any contact with or respond to the news media with any sensitive or Confidential Information, except as required by securities or similar laws applicable to a Member and its Affiliates. Any press release by a Member or its Affiliates with respect to any sensitive or Confidential Information shall be subject to review and approval by the other Party, which approval shall not be unreasonably withheld.

         12.05 EFFECT OF WAIVER OR CONSENT. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any




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other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

         12.06 AMENDMENT OR RESTATEMENT. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by all of the Members.

         12.07 BINDING EFFECT. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

         12.08 GOVERNING LAW; SEVERABILITY. This Agreement is governed by and shall be construed in accordance with the Law of the state of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the Law of another jurisdiction. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control.

                                           NRG CONNECTICUT GENERATING LLC

                                            By:      /s/ Craig A. Mataczynski
                                                     ------------------------
                                            Name:    Craig A. Mataczynski
                                                     --------------------
                                            Title:   President
                                                     ---------



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                                    EXHIBIT A
                                    ---------

Members:

NRG CONNECTICUT GENERATING LLC


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